Exhibit 99.1

iParty Corp. Reports Sales for Calendar Month October 2011
Early Season Snowstorm Disrupts Halloween Holiday Business

DEDHAM, Mass.--(BUSINESS WIRE)--November 3, 2011--iParty Corp. (NYSE Amex: IPT - news), a party goods retailer, today reported total company sales of $17.6 million for the calendar month of October, 2011, a decrease of 11.1% compared to total company sales in calendar October 2010.

Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented “On Saturday, October 28th, New England was struck with a freak early season Nor’easter that deposited as much as 30 inches of heavy snow onto our markets and caused widespread power outages for our customers and certain of our stores. Eleven of our party stores and one temporary Halloween store lost power and were temporarily closed. Four of those stores were still closed as of Tuesday morning, November 1st. Also as a consequence of the storm, Halloween trick or treating was cancelled or postponed in many of the communities we serve. For those of our stores that remained open through the storm and its aftermath, Halloween season sales were significantly affected by the disruption experienced by our customers as a result of the storm.”

For the thirty-one day calendar month of October 2011, total company sales were $17.6 million, compared to $19.8 million for the same period in 2010. Sales at comparable stores for the calendar month decreased 12.8% compared to the same period in 2010.

For the five week fiscal month of October, which ended on October 29th, total sales decreased by 11.4% compared to the same fiscal month period in 2010. Sales at comparable stores decreased 13.0% for the October fiscal month compared to the fiscal month of October 2010.

For the calendar year 2011 through October, total company sales were $67.9 million, a 4.5% decrease compared to the same period in 2010. Sales at comparable stores for this period decreased 7.2% compared to the same period in 2010. For the forty-four week period through fiscal October 2011, which ended on October 29th, total company sales decreased by 4.1%, and sales at comparable stores decreased 6.6% compared to the same period in 2010.

Mr. Perisano further stated “Historically, the last few days before Halloween are our strongest sales dates of the year. There is no question that this storm arrived at the worst possible time of the year – on our busiest day. Its aftermath remains evident throughout the Northeast where it has affected millions of people. Despite the impact of the storm, we saw improvements in our temporary Halloween stores this season and we were pleased with the performance of our new e-commerce site. Finally, we are proud of the resilience and dedication shown by our store associates, who reacted swiftly and effectively to serve as many customers as possible in the face of a very difficult situation. We were knocked down by this storm, but by no means knocked out, as we now proceed to prepare our business for the holiday season and beyond.”

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. is a party goods retailer that operates 52 iParty retail stores in New England and Florida and an internet site (www.iparty.com) for costume and related goods and party planning. iParty’s aim is to make throwing a successful event both stress-free and fun. With an extensive assortment of party supplies and costumes in our stores and available at our online store, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource to help them customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues and, of course, Halloween. In addition to the extensive assortment of costume and related merchandise available through iParty’s internet site our web site focuses on increasing customer visits to our retail stores by highlighting the ever changing store product assortment for all occasions and seasons and featuring sales flyers, enter-to-win contests, monthly coupons and ideas and themes offering consumers an easy and fun approach to any party. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: changes in consumer confidence and consumer spending patterns, particularly those impacting the New England region and Florida, which may result from, among other factors, rising or sustained high levels of unemployment, access to consumer credit, mortgage foreclosures, credit market turmoil, declines in the stock market, general feelings and expectations about the overall economy, and unseasonable weather; the successful implementation of our growth and marketing strategies; our ability to access our existing credit line or to obtain additional financing, if required, on acceptable terms and conditions; rising commodity prices, especially oil and gas prices; effect of Chinese inflation on our suppliers and product pricing; our relationships with our third party suppliers; the failure of our inventory management system and our point of sale system; competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; risks related to e-commerce; the availability of retail store space on reasonable lease terms; and compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the NYSE Amex. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 25, 2010 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

CONTACT:
iParty Corp.
David Robertson, 781-355-3770
drobertson@iparty.com